Exhibit 10(cc)

SEPARATION AND NON-DISPARAGEMENT AGREEMENT AND GENERAL RELEASE

TO:	Mark Kartarik

FROM:	Regis Corporation	VIA EXPRESS COURIER

DATE:	July 21, 2011

Please read this document carefully.  You are giving up certain legal claims that you might have against Regis Corporation by signing this agreement.  You are advised to consult an attorney before signing this agreement.

This agreement sets out the terms of your separation from Regis Corporation (“Regis”).  Under the agreement, Regis will provide you with extra benefits in exchange for your agreement to waive and release certain past or present legal claims you may have against Regis.

TERMS OF AGREEMENT

1.                                       Termination.  Your employment ended June 30, 2011.

2.                                       Compensation and Benefits.  This agreement terminates the Employer/Employee relationship between you and Regis and closes out past or present claims as set forth in this agreement that you might have against Regis arising from that relationship.  In return for your release of claims, the agreement provides you with benefits to which you otherwise would not be entitled.  Accordingly, you and Regis agree as follows:

a.                                       Whether or not you sign this agreement, Regis will pay you:

1)                                      All compensation you have earned through and including the last day of your employment;

2)                                      Any accrued but unused PTO benefit; and

3)                                      Vested profit sharing and deferred compensation benefits in accordance with the terms and conditions of those plans.  Payment shall be made in accordance with previously made distribution elections.

By signing this agreement, you agree that you have already been paid all of those sums set forth in paragraphs 2.a.1) and 2.a.2).  Even if you do not sign this agreement, you can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  A separate COBRA notice is being sent to you.

b.                                      In exchange for the General Release set forth below, Regis agrees to provide:

1)                                      Severance compensation in the gross amount of Nine Hundred Thirty-Three Thousand and 00/100 Dollars ($933,000.00) (which is equivalent to 24-months of base pay), less statutory payroll deductions and other legally required withholdings. Payment shall be made as follows:

a.                                       Payment in the gross amount of Eight Hundred Fifty-Eight Thousand and 00/100 Dollars ($858,000.00) shall be made in a single lump sum following receipt of the signed agreement and following the expiration of the rescission periods referred to in paragraphs 12 and 13; and

b.                                      Payment in the gross amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) shall be made immediately following receipt of the signed agreement.

2)                                      Any officer bonus earned in FY11.  Payment shall be made at the same time bonus payments are customarily made to officers.  Payment shall be subject to all statutory payroll deductions and other legally required withholdings.

3)                                      A single payment in the gross amount of Fifty Thousand and 00/100 Dollars ($50,000.00), less statutory payroll deductions and other legally required withholdings, representing Employee’s Officer perquisites.  This amount shall be paid in a single lump sum following receipt of the signed agreement and following the expiration of the rescission periods set forth in paragraphs 12 and 13.

4)                                      Employee and Employee’s Spouse will continue to receive medical and dental insurance benefits from Employer to the same extent as other Executive Vice Presidents of the company receive such insurance, until June 30, 2013, at which time all such benefits shall terminate.  In addition, Employee’s participation in Employer’s executive medical reimbursement plan, wherein participants are reimbursed for qualified out of pocket medical expenses not to exceed $7,000.00 in total in any given calendar year, will continue until June 30, 2013.  Employer will gross up this benefit to Employee for Employee’s estimated taxes on this benefit.

3.                                       Benefits. The Employee is a participant in various employee benefit plans sponsored by Employer. Except as otherwise provided for herein, the payment of benefits, including the amounts and timing thereof, will be governed by the terms of the employee benefit plans.  Employer will answer any reasonable questions that Employee may have from time to time and will offer him the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.

4.                                       Whole Life Insurance Policy.  The existing whole life insurance policy in the face amount of $2.5 million dollars is fully paid.

5.                                       Stock Appreciation Rights.  All vested stock appreciation rights have a strike price that is under water.  Accordingly, rights to this stock will be extinguished as of the date of termination.

6.                                       Unvested Restricted Stock Grants.  Employer will provide no accelerated vesting for unvested restricted stock grants.

7.                                       Non-Compete Agreement.  Employee expressly agrees, as a condition to the performance by Regis of its obligations hereunder, that for a period of 24-months following employee’s separation from service with Regis and its affiliates, he will not, directly or indirectly, own any interest in, render any services of any nature to, become employed by, or participate or engage in the licensed beauty salon business, except with the prior written consent of Regis.

8.                                       General Release.  In exchange for the benefits promised you in this agreement, you agree to irrevocably and unconditionally release and discharge Regis, its predecessors, successors, and assigns, as well as past and present officers, directors, employees, and agents, from any and all claims, liabilities, or promises, whether known or unknown, arising out of or relating to your employment with Regis through the date you sign this agreement.  You waive these claims on behalf of yourself and your heirs, assigns, and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

a.                                       Employment discrimination claims (including claims for harassment) and retaliation claims under Title VII of the Civil Rights Act of 1964 or other similar laws;

b.                                      Age discrimination claims under the Age Discrimination in Employment Act or similar discrimination act under any unit of federal, state, or local government;

c.                                       Any claim under the Minnesota Human Rights Act or similar discrimination act under any unit of federal, state, or local government;

d.                                      Any claim for whistleblowing, public policy, retaliation, or other similar law;

e.                                       Wrongful discharge and/or breach of contract claims;

f.                                         Tort claims, including but not limited to invasion of privacy, defamation, negligence of any kind, fraud, and infliction of emotional distress; and

g.                                      Any other statutory (including federal, any state, local, or other unit of government), common law, contract, or tort claims concerning your employment with Regis, including but not limited to claims under the Equal Pay Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Sarbanes Oxley Act, and 42 U.S.C. §§ 1981, 1983, or 1985, to the full extent such claims can be waived.

This release does not include claims that cannot, by law, be waived, such as unemployment compensation.

9.                                       Confidentiality and Non-Disparagement.  To the fullest extent permitted by law, you will not, directly or indirectly, disclose the terms of this agreement to anyone other than your attorney, spouse, or significant other, or except as required for accounting, tax, or other legally-mandated or legally-permitted purposes, provided that, unless there is a legal reason for the disclosure, any such person to whom disclosure is made shall, prior to disclosure, specifically agree to keep this agreement confidential.  To the fullest extent permitted by law, you also agree not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) concerning Regis or its predecessors, successors, and/or assigns, as well as past and present officers, directors, agents, and/or employees.

10.                                 Binding Nature of Agreement.  This agreement is binding on the parties and their heirs, administrators, representatives, executors, successors, and assigns.

11.                                 Return of Corporate Property.  By signing below, you represent and warrant that all Regis property has been returned to Regis, and that you have not retained any copies, electronic or otherwise, of any Regis property.  Notwithstanding this paragraph of this agreement, you may keep documents pertaining to your compensation and/or benefits.

12.                                 Compliance with the Age Discrimination in Employment Act (“ADEA”) and Notice of Right to Consider and Rescind Agreement. You understand that this Agreement has to meet certain requirements to validly release any claims you might have under the ADEA (including under the Older Workers’ Benefit Protection Act), and you represent that all such requirements have been satisfied, including that:

a.                                       The agreement is written in a manner that is understandable to you;

b.                                      You are specifically waiving ADEA rights;

c.                                       You are not waiving ADEA rights arising after the date of your signing this agreement;

d.                                      You are receiving valuable consideration in exchange for execution of this agreement that you would not otherwise be entitled to receive;

e.                                       Regis is hereby, in writing, encouraging you to consult with an attorney before signing this agreement; and

f.                                         You received 21 days to consider this Agreement and at least 7 days to rescind it (you are actually receiving 15 days to rescind).

13.                                 Compliance with the Minnesota Human Rights Act and Notice of Right to Consider and Rescind Agreement.  Regis hereby advises Employee to consult with an attorney of his/her choice before signing this agreement releasing any rights or claims that he/she believes he/she may have under the Minnesota Human Rights Act (MHRA).  Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the MHRA.  To be effective, any rescission within the relevant time period must be in writing and delivered to Employer, in care of Ms. Katherine M. Merrill, 7201 Metro Boulevard, Minneapolis, MN 55439 by hand or by mail within the fifteen (15) day period.  If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Employer; and (3) sent by certified mail, return receipt requested.

14.                                 No Unlawful Restriction.  You understand that nothing in this agreement is intended to or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this agreement; (b) constitute an unlawful release of any of your rights; or (c) prevent or interfere with your ability and/or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge with or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state, and/or local governmental entity; and/or (3) respond as otherwise provided by law.

15.                                 Indemnification.  Regis hereby agrees to and shall indemnify Employee and hold him harmless, to the full extent permitted by applicable law, from and against any and all expenses and liabilities actually and reasonably incurred by Employee in connection with his employment with Regis Corporation.

16.                                 Severability.  The provisions of this agreement are severable.  If any provision (excluding the General Release above) is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

17.                                 Entire Agreement and Merger.  Except to the extent that you have an arbitration agreement with Regis, this agreement sets out the entire agreement between you and Regis and supersedes any and all prior oral or written agreements or understandings between you and Regis concerning your termination of employment.  Any arbitration agreement that you have with Regis will continue in full force and effect.  Employee agrees that any and all claims which he might have had against Regis are fully released and discharged by this agreement and that the only claims which he may hereafter assert against Regis will be derived only from an alleged breach of the terms of the agreement or of any employee benefit plan of which he is a participant.

18.                                 Employee Representations.  You represent that you:

a.                                       you have the right and we have encouraged you to review all aspects of this agreement with an attorney of your choice;

b.                                      have had the opportunity to consult with an attorney of your choice and have either done so or freely chosen not to do so;

c.                                       have carefully read and fully understand all the provisions of this agreement; and

d.                                      are freely, knowingly, and voluntarily entering into this Separation and Non-Disparagement Agreement and General Release.

19.                                 Effective Date of Agreement.  This agreement will become effective on the sixteenth day after you sign it, provided that you have not rescinded the agreement.

20.                                 Valid Agreement.  As stated above, you agree that this agreement and its releases fully comply with the ADEA.  You also agree that this agreement and its releases fully comply with the Minnesota Human Rights Act, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases.

21.                                 No Admission of Liability.  Regis denies any and all liability to you.  You understand and agree that this agreement is not an admission of wrongdoing or liability, including, but not limited to, any violation of any federal, state, and/or local law, statute, ordinance, contract, and/or principle of common law by Regis and/or any individuals and/or entities associated with Regis.

22.                                 Attorneys’ Fees.  You agree that you are responsible for your own attorneys’ fees and costs, if any, incurred in any respect, including but not limited to in connection: with your employment with Regis; with the termination of your employment with Regis; and with negotiating and executing this agreement.

23.                                 Governing Law.  This agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and the laws of the United States, where applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Non-Disparagement Agreement and General Release as of the day and year first above written.

Dated:	July 22, 2011	/s/ MARK KARTARIK
		Employee (print name):	Mark Kartarik
Mark Kartarik

REGIS CORPORATION:

Dated:	July 22, 2011	By:	/s/ ERIC BAKKEN
Eric Bakken
		Its:	Executive Vice President, General Counsel and Salon Development